EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 3.9%; EPS Increases 18.6% to $6.28

MEMPHIS, Tenn., May 22, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.1 billion for its third quarter (12 weeks) ended May 5, 2012, an increase of 6.7% from the third quarter of fiscal 2011 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 3.9% for the quarter.

Net income for the quarter increased $21.2 million, or 9.3%, over the same period last year to $248.6 million, while diluted earnings increased 18.6% to $6.28 per share from $5.29 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.6% (versus 51.2% for last year's quarter). The improvement in gross margin was primarily attributable to leveraging distribution costs due to higher sales (25 bps) and lower shrink expense. Operating expenses, as a percentage of sales, were flat to last year at 31.4%. During the quarter, operating expenses, as a percentage of sales, were favorably impacted by lower incentive compensation (31 bps), which was partially offset by higher self insurance costs (23 bps).

Under its share repurchase program, AutoZone repurchased 1.1 million shares of its common stock for $400 million during the third quarter, at an average price of $380 per share. At quarter end, the Company had $836 million remaining under its current share repurchase authorization.

The Company's inventory increased 5.5% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment. However, inventory per store was $536 thousand versus $527 thousand last year, an increase of 1.6%.

"We are pleased to announce another quarter of strong performance.  This quarter marks our twenty third consecutive quarter of double digit growth in earnings per share.  We remain committed to executing our 2012 operating theme of "1TEAM; Driving our Future." We continued our focus on improving parts coverage; hiring, retaining, and training the best automotive parts professionals; and growing our Commercial business. This quarter we opened 121 new Commercial programs. I would like to thank all AutoZoners for their commitment to delivering superior customer service, which we believe remains a competitive advantage.  Additionally, our return on invested capital on a trailing four-quarter basis reached another new all-time high at 32.7%.  We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 5, 2012, AutoZone opened 33 new stores and relocated three stores in the U.S. and opened 10 new stores in Mexico. As of May 5, 2012, the Company had 4,613 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 297 stores in Mexico for a total store count of 4,910.

AutoZone is the leading retailer, and a leading distributor, of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts, including select stores in Mexico. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com.   AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 22, 2012, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 29, 2012 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 27, 2011, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2012

Condensed Consolidated Statements of Operations
3rd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended May 5, 2012	12 Weeks Ended May 7, 2011

Net sales	$ 2,111,866	$ 1,978,369
Cost of sales	1,022,067	964,839
Gross profit	1,089,799	1,013,530
Operating, SG&A expenses	662,549	620,605
Operating profit (EBIT)	427,250	392,925
Interest expense, net	39,743	39,916
Income before taxes	387,507	353,009
Income taxes	138,921	125,636
Net income	$ 248,586	$ 227,373
Net income per share:
Basic	$ 6.43	$ 5.42
Diluted	$ 6.28	$ 5.29
Weighted average shares outstanding:
Basic	38,644	41,978
Diluted	39,590	42,955

Year-To-Date 3rd Quarter, FY 2012
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended May 5, 2012	36 Weeks Ended May 7, 2011

Net sales	$ 5,840,277	$ 5,430,977
Cost of sales	2,840,636	2,664,088
Gross profit	2,999,641	2,766,889
Operating, SG&A expenses	1,930,806	1,796,095
Operating profit (EBIT)	1,068,835	970,794
Interest expense, net	117,760	116,745
Income before taxes	951,075	854,049
Income taxes	344,434	306,544
Net income	$ 606,641	$ 547,505
Net income per share:
Basic	$ 15.45	$ 12.63
Diluted	$ 15.08	$ 12.35
Weighted average shares outstanding:
Basic	39,263	43,349
Diluted	40,231	44,322

Selected Balance Sheet Information
(in thousands)
	May 5, 2012	May 7, 2011	August 27, 2011

Cash and cash equivalents	$ 103,100	$ 100,367	$ 97,606
Merchandise inventories	2,629,821	2,491,981	2,466,107
Current assets	2,944,272	2,806,529	2,792,425
Property and equipment, net	2,767,098	2,615,024	2,668,875
Total assets	6,148,854	5,884,878	5,869,602
Accounts payable	2,866,580	2,710,081	2,755,853
Current liabilities*	3,567,393	3,461,843	3,430,896
Total debt*	3,606,309	3,220,786	3,351,682
Stockholders' (deficit)	(1,416,829)	(1,119,541)	(1,254,232)
Working capital	(623,121)	(655,314)	(638,471)

* Current liabilities and total debt both include short-term borrowings of $7,309 at May 5, 2012; $49,686 at May 7, 2011 and $34,082 at August 27, 2011.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 5, 2012	May 7, 2011
Net income	$ 908,110	$ 816,438
Add: Interest	171,572	166,171
Taxes	513,162	460,924
EBIT	1,592,844	1,443,533

Add: Depreciation	208,039	195,513
Rent expense	224,703	209,324
Share-based expense	32,015	24,387
EBITDAR	$ 2,057,601	$ 1,872,757

Debt	$ 3,606,309	$ 3,220,786
Capital lease obligations	100,687	83,027
Add: rent x 6	1,348,218	1,255,944
Adjusted debt	$ 5,055,214	$ 4,559,757

Adjusted debt to EBITDAR	2.5	2.4

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended May 5, 2012	12 Weeks Ended May 7, 2011	36 Weeks Ended May 5, 2012	36 Weeks Ended May 7, 2011

Depreciation	$ 49,007	$ 44,930	$ 145,177	$ 133,347
Capital spending	$ 95,847	$ 92,227	$ 228,277	$ 200,584

Cash flow before share repurchases:
(Decrease)/increase in cash and cash equivalents	$ (107)	$ (7,514)	$ 5,494	$ 2,087
Subtract increase/(decrease) in debt	142,955	(30,003)	256,607	308,490
Add back share repurchases	400,455	339,438	882,725	1,033,488
Cash flow before share repurchases and changes in debt	$ 257,393	$ 361,927	$ 631,612	$ 727,085

Other Selected Financial Information
(in thousands, except ROIC)
	May 5, 2012	May 7, 2011

Cumulative share repurchases ($ since fiscal 1998)	$ 11,064,099	$ 9,748,059
Remaining share authorization ($)	$ 835,901	$ 151,941

Cumulative share repurchases (shares since fiscal 1998)	129,854	125,846

Shares outstanding, end of quarter	38,069	41,439

	Trailing 4 Quarters
	May 5, 2012	May 7, 2011
Net income	$ 908,110	$ 816,438
Adjustments:
Interest expense	171,572	166,171
Rent expense	224,703	209,324
Tax effect*	(143,079)	(135,553)
After-tax return	1,161,306	1,056,380

Average debt**	3,399,491	2,991,244
Average stockholders' deficit**	(1,286,645)	(835,167)
Add: Rent x 6	1,348,218	1,255,944
Average capital lease obligations**	92,181	80,302
Pre-tax invested capital	$ 3,553,245	$ 3,492,323

Return on Invested Capital (ROIC)	32.7%	30.2%

* Effective tax rate over trailing four quarters ended May 5, 2012 is 36.1% and May 7, 2011 is 36.1%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2012
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 5, 2012	12 Weeks Ended May 7, 2011	36 Weeks Ended May 5, 2012	36 Weeks Ended May 7, 2011
Domestic stores:
Store count:
Beginning domestic stores	4,580	4,425	4,534	4,389
Stores opened	33	43	79	79
Stores closed	--	1	--	1
Ending domestic stores	4,613	4,467	4,613	4,467
Relocated stores	3	1	8	5

Stores with commercial programs	2,946	2,555	2,946	2,555

Square footage (in thousands):	29,854	28,836	29,854	28,836

Mexico stores:
Stores opened	10	12	18	23
Total stores in Mexico	297	261	297	261

Total stores chainwide	4,910	4,728	4,910	4,728

Square footage (in thousands):	32,020	30,742	32,020	30,742
Square footage per store	6,521	6,502	6,521	6,502

Sales Statistics
($ in thousands, except sales per average square foot and percentages)

Total Auto Parts (Domestic and Mexico)	12 Weeks Ended May 5, 2012	12 Weeks Ended May 7, 2011	Trailing 4 Quarters May 5, 2012	Trailing 4 Quarters May 7, 2011
Total auto parts sales	$ 2,068,643	$ 1,939,094	$ 8,304,344	$ 7,715,496
% Increase vs. LY	6.7%	8.5%	7.6%	10.2%

Sales per average store	$ 423	$ 412	$ 1,723	$ 1,668
Sales per average square foot	$ 65	$ 63	$ 265	$ 257

Domestic Commercial
Total domestic commercial sales	$ 324,614	$ 267,493	$ 1,236,530	$ 1,005,596
% Increase vs. LY	21.4%	22.8%	23.0%	21.3%

All Other (ALLDATA and E-Commerce)
All other sales	$ 43,223	$ 39,275	$ 177,928	$ 160,640
% Increase vs. LY	10.1%	12.5%	10.8%	9.3%

	12 Weeks Ended May 5, 2012	12 Weeks Ended May 7, 2011	36 Weeks Ended May 5, 2012	36 Weeks Ended May 7, 2011
Domestic same store sales	3.9%	5.3%	4.7%	7.2%

Inventory Statistics (Total Stores)
	as of May 5, 2012	as of May 7, 2011
Accounts payable/inventory	109.0%	108.8%

($ in thousands)
Inventory	$ 2,629,821	$ 2,491,981
Inventory per store	$ 536	$ 527
Net inventory (net of payables)	$ (236,759)	$ (218,100)
Net inventory / per store	$ (48)	$ (46)

	Trailing 5 Quarters
	May 5, 2012	May 7, 2011
Inventory turns	1.6 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017
         ray.pohlman@autozone.com